 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FLOW INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 13, 2012

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation (the “Company”), a Washington corporation, will be held at the Drake Hotel, 140 East Walton Place, Chicago, Illinois, on September 13, 2012, at 10:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect three directors to hold office for three-year terms ending at the 2015 Meeting of Shareholders, or until their respective successors are elected and qualified.

2.	To hold an advisory, non-binding, vote on executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2013.

4.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on July 10, 2012, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as management of the Company is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING CHARLES M. BROWN AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 13, 2012. The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the following website at http://shareowner.mobular.net/shareowner/flow.

By Order of the Board of Directors

John S. Leness
Secretary

KENT, WASHINGTON
August 10, 2012

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION
23500 64th Avenue South
Kent, Washington 98032

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 13, 2012

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company” or “Flow”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held at the Drake Hotel, 140 East Walton Place, Chicago, Illinois, on September 13, 2012, at 10:00 a.m. local time.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder's shares will be voted “For” Proposal 1, the election of directors, “For” Proposal 2, an advisory, non-binding, vote, of executive compensation, “For” Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2013, and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the inspector of the election. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that management of the Company intend to present are Proposal 1 (election of directors), Proposal 2 (approval, on an advisory, non-binding, vote of executive compensation), and Proposal 3 (ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the Board of Directors to vote the shares in their best judgment.

The fiscal year 2012 Form 10-K of the Company is enclosed herewith.

The approximate mailing date of these proxy materials is August 10, 2012.

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2013 Annual Meeting of Shareholders and inclusion in the Company's Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 12, 2013. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held. See the section on “Director Nomination Process” below for more information on the procedures related to recommending or nominating director candidates.

SECURITIES AND INFORMATION
CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights.

Record Date and Outstanding Shares

On July 10, 2012, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 48,200,446 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company's Common Stock, as reported by NASDAQ, was $3.30 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director standing for election. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you choose to attend, you should be ready to present proof of your ownership of Flow International Corporation stock as of the record date, July 10, 2012, to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Under the rules of the New York Stock Exchange (“NYSE”), the election of directors (Proposal 1), and approval, by advisory vote, of executive compensation (Proposal 2) are considered non-discretionary items while the ratification of the selection of Deloitte & Touche LLP as our auditor (Proposal 3) is considered a discretionary item. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on the election of directors (Proposal 1), and approval, by an advisory, non-binding, vote of executive compensation (Proposal 2), but is permitted to vote your shares on the ratification of the selection of Deloitte & Touche LLP (Proposal 3), even if it does not receive voting instructions from you because Proposal 3 is considered “discretionary.” When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes will be included in determining the presence of a quorum at the Annual Meeting but are not considered a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

In the vote on the election of the director nominees (Proposal 1), you may vote “FOR” one or some of the nominees, “AGAINST” one or some of the nominees, or you may vote “ABSTAIN” with respect to one or some of the nominees. For the proposal to approve, by an advisory, non-binding, vote of executive compensation (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the proposal to ratify the appointment of Deloitte & Touche LLP (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

An abstention occurs when a shareholder affirmatively instructs the vote to be an “ABSTAIN” or otherwise to be withheld (or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot). Abstentions and “broker non-votes” (discussed above) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The election of directors is by majority voting. If a quorum is present, in uncontested elections such as this one, each of the nominees for election to the Board of Directors must receive a majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director's election exceeds the number of votes affirmatively voted as “AGAINST” that director.

“ABSTAIN” votes or shares otherwise present at the meeting as to which a shareholder gives no authority or direction to vote do not count as cast votes and therefore do not factor into the results for the election. If a director does not receive the required majority of votes cast, then he or she remains on the Board until the earlier of (i) ninety (90) days after the vote is counted; (ii) the date that the Board appoints a replacement; or (iii) the director's resignation. During that ninety (90) day period, the Nominating and Governance Committee will consider and recommend to the Board, and the Board will decide and disclose publicly, whether to fill the office of the nominee who failed to receive a majority of the votes cast.

With respect to Proposal 2 (approval, by an advisory, non-binding vote, of executive compensation), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal

With respect to Proposal 3 (ratification of the appointment of Deloitte & Touche LLP), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Abstentions and “broker non-votes” will have no practical effect on any of the proposals because abstentions and “broker non-votes” do not represent votes cast “For” or “Against” the proposals. For Proposal 2 regarding an advisory vote on executive compensation, please refer to the text of these proposals for more information on the advisory nature of these proposals.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published on Form 8-K with the SEC within four business days after the Annual Meeting.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies. The Company has agreed to pay that firm $7,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

Proposal Number One -- ELECTION OF DIRECTORS

According to the Company's Articles of Incorporation and Bylaws, the Board of Directors shall be composed of such number of directors as shall from time to time be fixed by resolution adopted by the affirmative vote of seventy percent of the total number of directors then in office, split (as closely as possible) into three equal classes.

At the meeting, three directors will be elected to hold office for three-year terms ending at the 2015 Meeting of Shareholders, or until their respective successors are elected and qualified. Of the remaining directors, three are serving terms that will not expire until the 2013 Annual Meeting of Shareholders and two are serving terms that will not expire until the 2014 Annual Meeting of Shareholders. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes or skills that led the Board to determine that each nominee should serve as a director for the Company. The summaries do not include all of the experiences, qualifications, attributes or skills of the nominees. General information regarding the nomination process is included in the Corporate Governance Section under the “The Director Nomination Process” heading. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

Nominees for terms of three years:

Jerry L. Calhoun (age 69) joined the Company's Board of Directors in January 2007, and his current term expires with the current Annual Meeting. In January 2011, Mr. Calhoun was appointed the Chair of the Board of Directors and the Chair of the Governance Committee. Until January 2011, he served as Chair of the Compensation Committee. Mr. Calhoun has been a business consultant for the Ford Motor Company since January 2007. Mr. Calhoun was Vice President, Human Resources with Boeing Commercial Airplanes from 2001 until January 2007. He was previously Vice President of Employee and Union Relations for Boeing. Prior to those positions with the Boeing Company, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, and he was confirmed by the U.S. Senate. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington's School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a Master's Degree in business from the University of Washington.

Mr. Calhoun has extensive experience in employee relations, compensation programs and human resources. He brings to the Board a wide range of experience in U.S. government and international matters and as well as senior management experience of a large, global, high-technology company. Mr. Calhoun's experience allows him to advise the Board and senior management on key issues of corporate strategy. This is a key skill required for our Board.

Richard P. Fox (age 64) has served as consultant and independent board member since 2001 for companies in various industries. Mr. Fox joined the Company's Board of Directors in 2002 and his current term expires with the 2012 Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company's finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the Board of Directors of Univar Inc., a worldwide chemical distribution company, and Pendrell Corporation (NASDAQ: PCO), an intellectual property ("IP") investment and advisory firm. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Mr. Fox's extensive service on audit and finance committees, his public accounting experience and Chief Financial Officer service, as well as his service as Managing Partner at Ernst & Young make him especially well qualified to serve on the Audit Committee and as a financial expert. His service on other Boards of Directors gives him a breadth of experience that is helpful to our Board.

Lorenzo C. Lamadrid (age 61) is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid joined the Company's Board of Directors in 2006 and his current term expires with the current Annual Meeting. Mr. Lamadrid is also Chairman of Synthesis Energy Systems (NASDAQ: SYMX), a firm that implements leading technology for the production of clean energy, high value gases and chemicals including synthetic natural gas, methanol, ethanol, and ammonia from low cost fuels. Additionally, Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director of The Wing Group, a leading international electric power project-development company. Prior to that, he was a corporate officer of General Electric (“GE”), serving as Vice President and General Manager at GE Aerospace and head of International Operations at GE Aerospace from 1984 to 1992. Mr. Lamadrid holds a dual Bachelor's Degree in Chemical Engineering and Administrative Sciences from Yale University, a Master of Science in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Mr. Lamadrid brings experience in international business to the Board. This is essential to us, as over half of our business is outside of North America. His extensive experience in Asia, which is experiencing rapid growth, is particularly helpful to the Company. His background in the aerospace industry also guides us in our Advanced business segment.

The Board of Directors
Recommends a Vote FOR the
Election of the Above Nominees
for the Board of Directors

Continuing Directors:

Charles M. Brown (age 53) became the President and Chief Executive Officer of the Company on July 16, 2007, when he was also appointed to the Board. His current term as Director expires with the 2013 Annual Meeting. Previously, Mr. Brown was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc., a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to February 2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General Manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003. Mr. Brown received a B.A., Economics and Government, from Cornell University, and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Brown has broad business experience and is the sole member of management who serves on the Board. He serves a critical role in the communication between the Board and our management team.

Patrick J. Byrne (age 52) was appointed to the Board of the Company in May 2010, and his current term expires with the 2013 Annual Meeting. He was appointed as Chair of the Compensation Committee in January 2011. Mr. Byrne is the former Chief Executive Officer and President of Intermec, Inc., which develops and integrates hardware, software and services for the optimization of field mobility workers and supply chains, having served between 2007 and 2012. Prior to joining Intermec as CEO in 2007, Mr. Byrne served as a Senior Vice President and President of the Electronic Measurement Group of Agilent Technologies Inc., a bio-analytical and electronic measurement company, from 2005 to 2007. Prior to 2005, he held various Senior Management positions at Agilent Technologies and Hewlett Packard Company. He currently serves on the Board of Micron Technologies, one of the world's leading semiconductor companies, with memory products in computing, networking, mobile, and embedded applications. Mr. Byrne received a Bachelor of Science Degree in Electrical Engineering from the University of California, Berkeley, and a Master of Science in Electrical Engineering from Stanford University.

Mr. Byrne is a former CEO of a public company and has extensive management experience in technology industries and markets which share many of the same characteristics as ours. His extensive international experience and background in managing manufacturing operations and multiple distribution channels are valuable to our CEO as well as to our Board.

Robert S. Jaffe (age 66) was appointed the Company's Board of Directors effective as of August 1, 2011 and his current term ends with the 2014 Annual meeting. On June 20, 2012, Mr. Jaffe became Vice President, General Counsel and Corporate Secretary for Pendrell Corporation (NASDAQ: PCO). He was a partner in the law firm of K&L Gates, and its predecessor, Preston Gates & Ellis, from 1986 until December 31, 2006. From January 2007 to July 2011, Mr. Jaffe was a Special Counsel with K&L Gates. He practiced corporate law, focusing on mergers, acquisitions and reorganizations, and primary outside counsel work. From 2001 until December 31, 2008, he served as co-investment manager for MRM Capital, LLC and a number of its affiliates. Starting July 1, 2007, he also began advising the Family Office established by James E. Coles and continues in that role. He holds both a B.A. and a J.D. from the University of Washington.

Mr. Jaffe served as primary outside counsel for a number of publicly-traded and privately held corporations (including the Company) and is very experienced in dealing with problems inherent to those organizations. He has extensive experience in counseling Boards of Directors as they deal with the challenges they meet in today's marketplace. He currently serves as General Counsel to another public company. Mr. Jaffe's extensive experience in counseling a broad variety of companies and in particular his years of working with the Company uniquely qualify him to guide the Company as a director.

Larry A. Kring (age 71) served as Senior Group Vice President for Esterline Technologies, a global manufacturer of avionics and controls, sensors and systems and advanced materials from 2005 until his retirement in 2008. He joined the Board of Directors in March 2008 and his current term expires with the 2014 Annual Meeting. Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide and has served three terms on the Aerospace Industries Association's Board of Directors. He holds an M.B.A. from the California State University, Northridge and a B.S. Degree in Aeronautical Engineering from Purdue University.

Mr. Kring is trained as an engineer and has extensive management experience in manufacturing and particularly in the aerospace sector. His management background not only brings manufacturing expertise to the Board, but also qualifies him to sit on the Audit Committee and serve as a financial expert.

Bradley D. Tilden (age 51) was appointed to the Board of the Company in May 2010, and his current term expires with the 2013 Annual Meeting. He was appointed as Chair of the Audit Committee in January 2012. Mr. Tilden was elected chief executive officer of Alaska Air Group, the parent company of Alaska Airlines and Horizon Air, effective May 15, 2012. As Chief Executive Officer, Mr. Tilden leads the nation's seventh-largest airline, with 9,600 employees, 60 destinations and 117 aircraft. He also oversees regional carrier Horizon Air and its 3,200 employees and 48 aircraft serving 39 cities across California, Idaho, Montana, Nevada, Oregon, Washington, Canada and Mexico. Previously, Mr. Tilden served as Alaska Airlines' president. Prior to becoming president, he was Alaska Air Group's chief financial officer and executive vice president of finance and planning, with responsibility for finance, information technology, planning, revenue management and corporate real estate. Before joining Alaska in 1991, he spent eight years with the accounting firm Price Waterhouse in its offices in Seattle and Melbourne, Australia. Mr. Tilden serves on the boards of Pacific Lutheran University and the Chief Seattle Council of the Boy Scouts of America. Mr. Tilden earned a Bachelor's Degree in Business Administration from Pacific Lutheran University and an Executive Master's Degree in business administration from the University of Washington.

Mr. Tilden's has extensive knowledge of accounting and financial expertise, and extensive senior management experience within a large, publicly traded corporation. He is well qualified to serve on our Audit Committee as its Chair and a financial expert as well as the Board of Directors.

Retired Director:

One director, Kathryn L. Munro, retired when her term expired with the Annual Meeting in September 2011.
Kathryn L. Munro (age 63) joined the Company's Board of Directors in 1996 and her term expired with the 2011 Annual Meeting. She was the Chair of the Board of Directors from 2004 to 2010. Ms. Munro is a principal of Bridge West LLC, a technology investment company. She held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America's Southwest Banking Group. Ms. Munro began her banking career in 1980. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE-PNW), Knight Transportation (NYSE-KDT), and Premera, a Blue Cross managed-care provider. She also serves on the boards of numerous community organizations in Phoenix, including Valley of the Sun United Way Foundation Board and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

BOARD LEADERSHIP

Since 2003, the Company has separate roles of Chief Executive Officer and Chairman of the Board. Mr. Brown, the Chief Executive Officer, is responsible for setting the strategic direction of the Company and for the day to day leadership and performance of the Company. Mr. Calhoun, the Board Chair, sets the agenda for and presides at Board meetings, and coordinates the Board's communication with Mr. Brown and the management of the Company. As the Board Chair, Mr. Calhoun is fully independent. During fiscal year 2011, in connection with the scheduled retirement of Kathryn L. Munro, who had served as the Board's independent Chair since 2004, the Nominating and Governance Committee and the full Board of Directors discussed board leadership in detail and concluded that continuing to separate the Chair from the CEO position facilitates more effective board interaction, and improves management accountability. The Committee and the Board have concluded that although this might be achieved by appointing a lead independent director, the Company and its shareholders would be best served with a fully independent Chair. As a result, the Board appointed Mr. Calhoun as its independent chair in January 2011, to succeed Kathryn L. Munro, who retired from the Board in September 2011, having served the Company since 1996.

RISK OVERSIGHT

The Board oversees management's evaluation and planning for risks the Company faces. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. Management regularly discusses risk management at its internal meetings and reports to the Board the risks that it thinks are most critical and what it is doing in response to those risks. The Board selects key risks and assigns them to the relevant standing committee for detailed examination and the committee reports its finding back to the Board as a whole. The Board also exercises oversight by reviewing key strategic and financial plans with management at each of its quarterly meetings. The Board's risk oversight function is coordinated by the full Board, under the leadership of the independent Chair of the Board, and the Board does not believe that this oversight has any effect on the separation of the role of Chair from CEO, discussed above.

DIRECTOR INDEPENDENCE

The Board of Directors consists of a majority of “independent directors” as such term is defined under the NASDAQ's listing rules. For fiscal year 2012, the Board determined that all directors, other than Mr. Brown, who is the Company's CEO, were independent.

The Nominating and Governance Committee of the Board of Directors has included in its written charter a provision making it responsible for reviewing actual or potential conflicts of interest involving the Company's directors and executive officers. The Company's Guide to Ethical Conduct also requires that employees report conflicts of interest to the Company's General Counsel. The Company provides a confidential, anonymous means of reporting violations of the Guide to the Company and to the Chair of the Audit Committee. All employees are trained annually with regard to the Guide, and the Company vigorously investigates any reports.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held five meetings during the fiscal year ended April 30, 2012. All of the directors attended at least 75% of all Board and Committee meetings. The numbers of meetings by each Committee of the Board is described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors attended the Annual Meeting.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. In addition, from time to time, the Board may appoint ad hoc subcommittees to examine special projects or situations. The standing committees are currently the Audit Committee, the Compensation and Plan Administrator Committee and the Nominating and Governance Committee. In accordance with NASDAQ's listing rules, all the committees are comprised solely of non-employee, independent Directors. The charter of each committee is available in print to any shareholder who requests it, and on the Company's website as noted below. The table below shows the fiscal year 2013 membership for each of the standing Board committees.

Audit	Compensation and Plan Administrator	Nominating and Governance
Bradley D. Tilden *	Patrick J. Byrne *	Jerry L. Calhoun *
Richard P. Fox	Jerry L. Calhoun	Robert S. Jaffe
Robert S. Jaffe	Richard P. Fox	Lorenzo C. Lamadrid
Larry A. Kring	Larry A. Kring
Lorenzo C. Lamadrid

*	designates committee chairs

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company's financial reporting process and internal controls and reviews and appraises the audit efforts of the Company's independent registered public accounting firm and the Company's internal audit function. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the leader of internal audit, the leader of finance, and senior management of the Company. The Board of Directors has approved a written Charter for the Audit Committee, which is published on the Company's website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx. Among other things, the Audit Committee Charter requires that members of the Committee be independent of management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. For fiscal year 2012, all of the members are experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. For fiscal year 2012, the Board of Directors determined that three Audit Committee members, Bradley D. Tilden, Richard P. Fox and Larry A. Kring, are “audit committee financial experts” as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held four meetings in fiscal year 2012.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company's stock incentive plans, determining the terms, amounts and recipients of stock grants. There were six meetings of the Compensation and Plan Administrator Committee during fiscal year 2012. The Charter for the Committee is available at the Company's website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to identify and recommend to the Board individuals to fill vacancies on the Board. The Nominating and Governance Committee met four times during fiscal year 2012. The Charter for the Committee is available at the Company's website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx. Information on the Company's website, however, does not form a part of this Proxy Statement.

THE DIRECTOR NOMINATION PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders. Shareholders may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at the address set forth on page 1 of this Proxy Statement. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day before the first anniversary of the date that the Proxy Statement for the preceding year's Annual Meeting was first sent to shareholders, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In addition, the notice must meet all other requirements contained in the Company's Bylaws, if any.

(ii) Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as are candidates recommended by the Nominating and Governance Committee. On June 23, 2009, the Company adopted a Bylaw regarding shareholder proposals and nominations for director. Any shareholder wishing to nominate a candidate should deliver the name and address of the shareholder as they appear on the Company's books (or if the shareholder holds for the benefit of another, the name and address of such beneficial owner) in a letter addressed to the Chair of the Nominating and Governance Committee in care of the Company's Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2012 annual meeting (nominations for the 2013 annual meeting must be submitted between May 16, 2013 and June 15, 2013). In addition, the submitting shareholder should provide the following information:

▪	the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and/or of record;

▪
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

▪	any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has granted a right to vote any shares of any security of the Company;

▪	any short interest in any security of the Company;

▪	any rights to dividends on the shares of the Company owned beneficially by the shareholder that are separated or separable from the underlying shares of the Company;

▪
any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

▪
any performance-related fees (other than an asset-based fee) that the shareholder is entitled to which is based on any increase or decrease in the value of shares of the Company or any Derivative Instruments; and

▪	the information called for above for any members of the shareholder's immediate family sharing the same household.

For each person whom the shareholder proposes to nominate for election or re-election to the Board of Directors, the shareholder should also provide:

▪
all information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

▪
description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

To be eligible to be a nominee for election or re-election as a director of the Company, pursuant to a nomination by a shareholder a person must deliver (in accordance with the time periods prescribed) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

▪	is not and will not become a party to:

▪
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or

▪	any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law;

▪
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

▪
in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in the Company's Bylaws.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

▪	each director should be chosen without regard to gender, race, age, religion or national origin;

▪	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

▪	each director should be free of any conflict of interest that would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

▪	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

▪	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

▪	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

▪	each director should have the ability to read and understand corporate financial statements; and

▪	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors. The Board of Directors believes that it is necessary for each of the Company's directors to possess many qualities and skills and that it is also necessary for these qualities and skills of the Board as a whole to be complementary and to meet the needs of the Company. The Board carefully considers the qualities and skills necessary to meet these needs and evaluates nominees for the Board on this basis.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.

(iii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee's attention through current Board members, management of the Company, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee's background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation and Plan Administrator Committee (the “Compensation Committee”) is comprised entirely of independent directors. During fiscal year 2012, none of the Company's executive officers served as a member of a compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company's Board of Directors.

Compensation of Directors

The Compensation Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interests of the Company's shareholders. To achieve this goal and, based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Compensation Committee adopted a compensation program for Directors that remained in effect through the end of fiscal 2012. This program had been adopted in fiscal year 2004, but was modified in 2006 to raise the value of the stock grant. Effective March 2009, as a recession countermeasure and consistent with the salary cuts then being implemented at the Company, the Board agreed to a 5% reduction in its cash compensation. Directors' cash compensation was restored in October 2010, when all other employee pay had been restored and executive salaries were also restored to pre-recession levels. The cash compensation figures in the table below are based on this program.

In March and June 2012 the Compensation Committee again reviewed director compensation. After a review of director compensation at 21 peer companies and with the advice of an independent compensation consultant, the Committee and the Board concluded that in order to simplify director compensation and encourage management to seek the assistance of the Board without the concern that additional Board meetings incurred significant additional costs, Director compensation would be based solely on annual retainers, and would not include meeting fees. Beginning in fiscal 2013, Directors will be paid an annual cash retainer of $50,000, paid quarterly, and will continue to receive an annual grant of shares of Company common stock worth $40,000. The shares are granted at the time of the Annual Meeting, are valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting and are fully vested, although Company policy requires that Directors retain these shares as long as they serve on the Board. The Chair of the Audit Committee will receive an additional annual retainer of $10,000, the Chair of the Compensation Committee will receive an additional annual retainer of $5,000, and the Board Chair will receive an additional annual retainer of $30,000 for his service as Board Chair and Chair of the Governance Committee. The Company also reimburses directors for travel and other expenses in connection with their service.

Through the end of fiscal 2012 Directors who were not employees of the Company received an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. In addition, the Compensation Committee Chair was paid an additional annual retainer of $5,000, the Audit Committee Chair was paid an additional annual retainer of $10,000, and the non-executive Chairman of the Board was paid an additional annual retainer of $30,000. Non-employee Directors also received annual grants of shares of Common Stock having a value equal to $40,000 that were vested at the time of grant.

The Board has also adopted a policy that directors may serve no more than four three-year terms.

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to the Company during fiscal year 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Patrick J. Byrne	$38,500	$40,000	$78,500
Jerry L. Calhoun	$52,500	$40,000	$92,500
Richard P. Fox	$40,000	$40,000	$80,000
Robert S. Jaffe	$24,500	$40,000	$64,500
Larry A. Kring	$35,500	$40,000	$75,500
Lorenzo C. Lamadrid	$37,500	$40,000	$77,500
Kathryn L. Munro (2)	$15,167	$40,000	$55,167
Bradley D. Tilden	$34,000	$40,000	$74,000
____________

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2011 for the fair value of shares granted to each of the non-employee directors in fiscal year 2012 in accordance with FASB Accounting Standard Codification (“ASC”) 718 - Compensation - Stock Compensation. For additional information, refer to Note 11 - Stock Based Compensation of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of our fiscal year 2012 Form 10-K. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

(2)	Ms. Munro retired in September 2011.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position
Charles M. Brown	53	President and Chief Executive Officer
Charles D. Burnham	48	Vice President, Global Marketing
Mohamed Hashish	65	Senior Vice President of Technology
Allen M. Hsieh	52	Vice President and Chief Financial Officer
Richard A. LeBlanc	57	Executive Vice President, Advanced Systems and Global Sales
John S. Leness	52	General Counsel and Corporate Secretary
Daric M. Schweikart	52	Vice President and Chief Information Officer
Craig D. Sunada	41	Vice President, Engineering and Operations
Theresa S. Treat	55	Vice President, Human Resources

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Charles M. Brown (biographical information for Mr. Brown appears above).

Charles D. Burnham joined the company in 1989 and is the Vice President, Global Marketing. Mr. Burnham has worked in many capacities, including Engineer, Product Manager, Director of Engineering, Vice President of Marketing and Vice President of Sales. Prior to joining Flow, Mr. Burnham received a Master of Science in Manufacturing Engineering from the University of Rhode Island. While at the University, Mr. Burnham managed the waterjet laboratory and conducted extensive research, as well as his thesis, on the then new abrasive waterjet technology.

Mohamed Hashish, Ph.D. joined the company in 1979 and is now Senior Vice President of Technology. In 1980 Dr. Hashish invented the abrasive waterjet process. Dr. Hashish is a fellow of the American Society of Mechanical Engineers and an affiliate professor at the University of Washington, Seattle, WA. Dr. Hashish graduated from the Mechanical Engineering Department of Alexandria University in Egypt and obtained his Ph.D. in Mechanical Engineering from Concordia University, Montreal in 1977.

Allen M. Hsieh joined the Company in December 2008 as interim Chief Financial Officer and in May 2009 was appointed Vice President and Chief Financial Officer. Prior to joining the Company, from 2003 to 2007, Mr. Hsieh was with InfoSpace, Inc., a publicly traded provider of online and mobile media products and services, most recently as Chief Financial Officer. From 2000 to 2003, Mr. Hsieh was Vice President, Finance at Terabeam Corporation, a provider of broadband wireless technology equipment and services. He was with PricewaterhouseCoopers LLP from 1985 to 2000, where he was a partner beginning in 1998. Mr. Hsieh has a B.A. in Business Administration from the University of Washington.

Richard A. LeBlanc joined the Company in 1994 as Vice President of Sales. Mr. LeBlanc became Executive Vice President in August 1998 and has been responsible for various departments over the years including Sales, Technical Service, Project Management, Marketing and Surface Preparation (Industrial Cleaning). His present position is Executive Vice President, Advanced Systems and Global Sales. Prior to joining the Company, Mr. LeBlanc was employed by the ASI Robotic Systems Division of Cargill Detroit Corporation for 10 years, beginning in direct sales and then moving into the position of Manager of Sales and Marketing.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm. Mr. Leness has an A.B. in Economics from Harvard College and a J.D. from the University of Virginia.

Daric M. Schweikart, Vice President and Chief Information Officer, joined the Company in June 2009 and is responsible for leading Information Technology at Flow. Prior to joining Flow, Mr. Schweikart held senior management positions at PEMCO, TrueBlue, Inc. (formerly Labor Ready), Washington Mutual and other Pacific Northwest companies. He is a graduate of Western Washington University with a B.A. in Accounting and Computer Science.

Craig D. Sunada joined the Company in June 2008 as Vice President of Global Product Development. In February 2011, he was appointed Vice President, Engineering and Operations. Prior to joining the Company, Mr. Sunada was Director of the Asia Design Center for IDEX Corporation and has more than 20 years of engineering, product development and management experience, serving at IDEX Corporation, Micropump Inc. and Hewlett-Packard. Mr. Sunada has a Master's Degree in Mechanical Engineering and a Master's Degree in Management of Technology, both from the Massachusetts Institute of Technology.

Theresa S. Treat joined the Company in December 2006 as Vice President, Human Resources. Prior to joining the Company, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 30 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the state of Alaska from 1983 to 1990. Ms. Treat currently serves on the Board of Directors of Athletes For Kids, a non-profit organization. Ms. Treat has a Master's Degree in Labor and Industrial Relations and a Bachelor's Degree in Industrial and Organizational Psychology, both from the University of Illinois.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following tables set forth information as of July 10, 2012, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company's sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of July 10, 2012. Those shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 48,200,446 shares of Common Stock outstanding as July 10, 2012. Certain information in the “Other Beneficial Ownership” table was obtained from filings made with the SEC pursuant to Section 13(d) and (g) of the Exchange Act.
Executive Officers and Directors

Name and Position(1)	Shares (2)	Options(3)	Total	% Outstanding
Charles M. Brown, Director and Executive Officer (4)	1,401,005	358,731	1,759,736	3.65%
Charles D. Burnham, Executive Officer	124,022	—	124,022	*
Patrick J. Byrne, Director	29,770	—	29,770	*
Jerry L. Calhoun, Director	62,633	—	62,633	*
Richard P. Fox, Director	97,099	—	97,099	*
Allen M. Hsieh, Executive Officer	137,256	—	137,256	*
Robert S. Jaffe, Director	19,810	—	19,810	*
Larry A. Kring, Director	77,597	—	77,597	*
Lorenzo C. Lamadrid, Director	103,400	—	103,400	*
Richard A. LeBlanc, Executive Officer	201,168	—	201,168	*
John S. Leness, Executive Officer (5)	174,922	5,574	174,922	*
Kathryn L. Munro, Director (6)	117,432	—	117,432	*
Bradley D. Tilden, Director	33,723	—	33,723	*
All directors and officers-as a group (17 persons)	3,023,229	375,028	3,398,257	7.05%

*	Denotes less than 1%

(1)	Unless otherwise indicated, the address for each listed person is c/o Flow International Corporation, 23500 64th Avenue South, Kent, Washington 98032.

(2)	Includes restricted stock vesting within 60 days.

(3)	Includes options exercisable within 60 days for shares of Company Common Stock.

(4)	Includes indirect ownership of 454,845 shares.

(5)	Includes indirect ownership of 1,355 shares.

(6)	Kathryn L. Munro retired in September 2011.

Other Beneficial Owners

Name and Address	Number of Shares	Percent of Outstanding Shares

Freshford Capital Management, LLC (1)	4,409,355	9.21%
800 Westchester Avenue, Suite N-617 Rye Brook, New York 10573

Rutabaga Capital Management (2)	2,810,541	5.87%
64 Broad Street, 3rd Floor Boston, MA 02109

Otter Creek Partners I, L.P. (3)	2,754,151	5.8%
222 Lakeview Avenue, Suite 1100 West Palm Beach, FL 33401

Royce & Associates, LLC (4)	2,704,772	5.65%
745 Fifth Avenue New York, NY 10151
__________

(1)	Based on Schedule 13G filed February 14, 2012, by Freshford Capital Management, LLC, a Delaware limited liability corporation.

(2)	Based on Schedule 13G/A filed February 10, 2012, by Rutabaga Capital Management, a Massachusetts investment adviser.

(3)	Based on Schedule 13D filed March 21, 2012, by Otter Creek Partners I, L.P., a Delaware Limited Partnership.

(4)	Based on Schedule 13G filed January 12, 2012, by Royce & Associates, LLC, a New York Corporation.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2012, all Section 16(a) filing requirements were complied with.

Proxy Proposal Number 2 - ADVISORY, NON-BINDING, VOTE ON EXECUTIVE COMPENSATION

Our Board, as required pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your advisory vote approving the compensation of our named executive officers as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis and the accompanying compensation tables and related material.

Our Board believes that holding an advisory vote on executive compensation every year is most consistent with our approach to executive compensation and will best facilitate meaningful response to shareholder feedback on executive compensation matters.

We believe that regular communication with our shareholders is important. We value the opinions of our shareholders and seek transparency in our executive compensation arrangements. We believe it is appropriate that shareholders have an opportunity to express their opinions regarding executive compensation every year. Last year, therefore, we recommended and our shareholders approved a yearly advisory vote on executive compensation. This is our yearly advisory vote.

We have designed our executive compensation program to attract and retain highly qualified executives, to reward Company and individual performance and to align the interests of our executives with our shareholders. The Compensation Discussion and Analysis below describes the elements of our executive compensation plan and our reasons for the plans' structures. Key elements of our executive compensation are base salary, short term cash incentive compensation, and long term equity compensation awards. Key considerations for each of these are as follows:

•
Company executives have shared the effect of the recession by electing to temporary reduce their base salaries. Base salaries were restored to pre-recession levels but not increased during fiscal year 2011 or fiscal 2012 (other than in connection with a Company-wide 3% pay increase in April 2011), and we have carefully reviewed them to be sure they are consistent with pay at peer companies.

•
During the recession, when the Company's performance suffered, executives did not receive bonuses. Executives did not receive bonuses for fiscal year 2012, in spite of record revenue and greatly improved profitability because operating profit targets for the fiscal year had not been met. Future bonuses will continue to depend on the achievement of annual targets based on operating income.

•
Company executives receive equity awards to ensure that they are rewarded for increasing shareholder value. The long term equity incentive awards in June 2012 made to the CEO and senior management contain incentives to meet certain targets in order to receive grants of additional shares to ensure that executives will lead the Company to improve profitability.

This vote is advisory, and therefore not binding on the Company; however, we value the opinions of our shareholders. The Board and the Compensation Committee will consider the outcome of this vote in designing future executive compensation plans and in making future executive compensation decisions.

The Board of Directors Recommends
a Vote “FOR” approval
of executive compensation

Compensation Discussion and Analysis

Introduction. The “Compensation Committee establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company's executive officers and incentive-eligible employees. The Compensation Committee also evaluates the performance of our Chief Executive Officer (“CEO”) and assesses the overall effectiveness of the Company's executive compensation programs.

Fiscal Year 2012. During fiscal year 2012, the Company returned to growth and profitability after an extended recessionary period. Although the Company reported record revenues and significantly improved profits, the Company did not achieve its operating income targets, and executives did not receive bonuses or salary increases (other than a Company-wide 3% pay increase in April 2011). During fiscal year 2011 the Company had restored, in stages, benefits and pay for employees, then for executives, as the Company gained confidence that the recession was ending. The base salaries of all Flow executives had been reduced beginning in May 2009 by 10% (Charles Brown, CEO, took a 5% reduction in March 2009, and an additional 10% in May 2009 for a total 15% reduction), and vacation and sick leave benefits as well as Company contributions to the 401(k) plan had been stopped as recession countermeasures. When pay and benefits were restored to other employees, vacation and sick leave benefits and executive salaries were restored for executives. Company contributions to the 401(k) plan were next restored, and CEO salary was finally restored to its pre-recession level.

Compensation Program Objectives.  The objective of the Company's compensation programs is to provide compensation and benefits that are competitive, equitable and consistent with our commitment to provide a work environment promoting teamwork, outstanding performance and corporate pride. The compensation programs are designed to reward near term financial performance, long term increases in shareholder value and to retain key executives and employees.

In fiscal year 2012, the Compensation Committee reviewed executive compensation levels. In light of economic circumstances and the fact that executives had not received salary increases or bonuses for four years, the Compensation Committee sought to ensure that Company executive compensation was at competitive levels. The Compensation Committee retained an outside compensation consultant. The consultant compared (i) executive salaries, (ii) the combination of salaries and target bonus levels and (iii) the combination of salaries, target bonus and target equity grants with peers and with survey data. The Company selected its peer group companies using the following criteria: (a) the company had to be publicly traded; (b) the company had to be headquartered in the U.S.; (c) the company was in the Industrial Manufacturing Industry; and (d) the company had to have annual revenue ranging between $100 million and $400 million. These criteria resulted in a peer group of 20 companies, consisting of the following: Alamo Group, Inc. (ALG); Ampco-Pittsburgh Corp. (AP); Badger Meter, Inc. (BMI); CECO Environmental Corp. (CECE); Flanders Corp. (FLDR); Hardinge, Inc. (HDNG); Hurco Companies, Inc. (HURC); Kadant, Inc. (KAI); L.B. Foster Co. (FSTR); Lindsay Corp. (LNN); Material Sciences Corp. (MSC); MFRI, Inc. (MFRI); NN, Inc. (NNBR), Presstek, Inc. (PRST), RBC Bearings, Inc. (ROLL); Rofin-Sinar (RSTI); Sun Hydraulics Corp. (SNHY); Synalloy Corp. (SYNL), The Gorman-Rupp Co. (GRC); and Thermadyne Holdings Corp. (THMD). Peer data was derived from proxy statements and other public filings. After reviewing the data assembled for it, the Compensation Committee concluded that executive compensation, including salary, bonus and equity compensation, was competitive with peer group medians.

Elements of Executive Compensation. The elements of executive compensation during fiscal year 2012 were base salary, short-term incentive awards and long-term incentive awards. There were no short-term incentive program payouts during fiscal year 2012. We describe each of these elements below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, targeted incentive compensation, equity compensation and other benefits. In reviewing the individual performance of the executives whose compensation is detailed elsewhere in this Proxy Statement, the Compensation Committee works with the Company's Human Resources group, and takes into account the views of the CEO (other than in a review of the CEO himself).

Base Salaries. The Compensation Committee believes that base salaries should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position's assigned responsibilities. Individual salary determinations are made considering qualifications, experience and performance. Base salaries of the executive officers, other than for the CEO, were determined by the Compensation Committee using the CEO's recommendations.
The base salaries of all Company's executives had been reduced beginning in May, 2009 by 10% (Charles Brown, CEO, took a 5% reduction in March 2009, and an additional 10% in May 2009 for a total 15% reduction), and vacation and sick leave benefits as well as Company contributions to the 401(k) plan were stopped as recession countermeasures. Base salaries for executives were restored to pre-recession levels after the pay and benefits of other employees had first been restored in fiscal 2011. The Compensation Committee has not made any upward adjustments to base salaries since base salaries were restored to pre-recession levels in fiscal year 2011, except in cases where an individual's responsibilities had changed or in connection with a Company-wide 3% pay increase in April 2011.

Short-Term Incentive and Profit Sharing Plans. We believe it is important that those who are directly involved in contributing to the achievement of the Company's goals should have a meaningful portion of their total compensation opportunity tied to those goals. Executive officers and other key management and technical positions have a portion of their total compensation at risk, contingent upon meeting predefined short-term corporate, business unit and individual goals. Senior executives, who have a greater opportunity to contribute to the Company's goals, have a greater portion of their compensation at risk.

The Short-Term Incentive Plan, which was in effect from fiscal year 2009 to 2011, emphasized the achievement of financial goals. Executives' target bonus levels were 40 percent of base salary, the Chief Financial Officer's and Executive Vice President of Global Sales' target was 45 percent, and the CEO's target was 70 percent. Payouts could range from zero to two times the target amount, depending on achievement of goals. For executive officers, 80 percent of their short-term incentive award was to be based on the Company's achievement of company financial goals and 20 percent was based on the achievement of individual goals. For fiscal year 2011, as in fiscal years 2010 and 2009, payment of any short term incentives was based on the Company's operating income returning to 2008 levels. Since the operating income goal was not achieved, there were no payments of short-term incentives in fiscal year 2011 whatsoever.

For fiscal year 2012 the Company adopted a Profit Sharing Plan (“PSP”) that replaced the prior Short-Term Incentive Plan. Payment of incentives under this plan initially required a minimum operating income of $12 million and operating profit margins of 5% for a payout at 50% of target, $20 million and 8% for a payout at target, and $30 million and 11% for a payout at two times the target amount. These targets were amended in October 2011 to require at least $20 million in operating income and operating income exceeding 8% of revenue. The Company believed that these targets better aligned executives' incentives with shareholders. Since these targets were not met, there were no payments of short-term incentives in fiscal year 2012.

For fiscal year 2013 the Company has modified the PSP so that all employees other than executives receive payouts on a quarterly basis as quarterly targets are met. Funding the PSP begins as operating income exceeds 8% of sales in a quarter. Executives only will receive payments at the end of the fiscal year based on funding of the PSP of operating income in excess of 8% each quarter. Executives' target bonus levels are set at 40-45% of base salary, and the CEO's target is set at 70% of base salary.

Long-Term Compensation.  We also believe that executive officers and other key management positions should have a meaningful portion of their total compensation linked to sustained performance and to increasing long-term shareholder value. The Company has adopted, and the shareholders have approved, the 2005 Equity Incentive Plan which allows for the award of equity in the form of stock options, stock, stock units or stock appreciation rights. The 2005 Equity Incentive Plan serves as a framework for the Compensation Committee to establish sub-plans or procedures governing the grants of equity to employees, directors and consultants of the Company.

The Compensation Committee normally uses restricted stock for executive compensation believing it has a role in retention and alignment with shareholders. Stock ownership serves as a retention tool, and provides a strong incentive to manage the Company for maximum share value.

Beginning with fiscal year 2009, the Compensation Committee adopted the present Equity Incentive Plan (“EIP”). The purpose of the EIP is to provide a framework for the grant of stock to executives who assist the Company in meeting the Company's long-term financial goals and to align the interests of executives with the Company's shareholders. Under the plan, executives have the opportunity to receive restricted stock and options. Participating executives are assigned a target award. The size of the target EIP award is based on the participant's level in the organization. For executive officers, the target EIP award is set at 40% of their base salary and for the Chief Executive Officer the target award is set at 200% of base salary. These actual awards may be modified up or down by 35% from the target amount depending on the participant's performance during the preceding year, and the potential value of their contributions during the upcoming year. Both the options and restricted stock vest in equal annual installments over a four-year period. In June 2009, EIP awards for executive officers who reported directly to the CEO were made two-thirds in the form of restricted shares and one-third in the form of options. However, due to the decrease in the price of the Company's stock, all grants in succeeding years have been in the form of restricted shares. EIP awards to executive officers in June of 2010 and 2011 were made at target amounts.

The Compensation Committee believes that a portion of the equity granted to executives should be based on the performance of the Company. In June 2011, one half of the EIP award to the CEO only began to vest based on the achievement of operating income targets for fiscal year 2012. Half of that portion began to vest if the Company met a $12 million operating income target, with full vesting of that portion at a $19 million operating income target. Based on the Company's operating income for fiscal year 2012, in the aggregate, 70% of the CEO's equity grant from June 2012 will now vest over a four-year period.

For fiscal year 2013 the Compensation Committee has extended the scope of performance based equity awards. One half of the EIP award granted to the CEO in June 2012 only begins to vest if the Company meets an operating income target of $18 million, scaling up to the entire award at a target of $24.2 million. If the Company's operating income exceeds $28 million, an additional amount of shares equal to 20% of the EIP award will begin to vest. Executive officers' EIP award also now have performance target. An additional grant of shares will begin to vest equal to 20% of the original grant, if operating income exceeds $24.2 million, increasing up to an additional 35% if operating income exceeds $28 million.
Other Benefits. Executives also receive reimbursement for fees paid for financial planning services. In fiscal year 2010 some executives received automobile allowances. In fiscal year 2011, to standardize benefits for all executive officers, separate payments for automobile allowances ended for all executives other than the CEO, beginning June 2010, and base salaries were adjusted accordingly. The Company provides a 401(k) plan as a retirement benefit and health insurance for all of its U.S.-based employees. Company contributions to the 401(k) plan were suspended in March 2009 as a recession countermeasure and were restored in September 2010.

Change In Control. In order to provide executives the assurance that executives will serve the interests of shareholders in the event of a potential sale of the Company or other change in control, the Company provides that in the event an executive loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus and all outstanding unvested equity awards will immediately vest. This benefit is provided to senior executives whose employment would be at risk following a change in control. See “Potential Payments upon Termination or Change in Control” on page under “Executive Compensation” below for quantitative information.

Chief Executive Officer Compensation. On September 21, 2010, the Company and Charles M. Brown, the Company's President and Chief Executive Officer entered into a Severance Agreement (the “Severance Agreement”) to replace the Employment Agreement dated July 3, 2007, as amended on May 15, 2008 (the “Employment Agreement”), that was originally entered into when Mr. Brown joined the Company.

The Employment Agreement provided for a fixed term of employment. The Company and Mr. Brown desire that Mr. Brown continue his employment relationship with the Company on an at-will basis and without a definite term. Accordingly, the Employment Agreement has been terminated and the Company and Mr. Brown have entered into the Severance Agreement, which provides for severance payments that are substantially similar to what was provided for in the Employment Agreement.

Mr. Brown's current compensation includes:

▪	an annual base salary of $500,000;

▪	an annual performance-based bonus set at a target of 70% of base salary (but not more than 140% of base salary);

▪
the ability to participate in the EIP and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to 200% of base salary. During fiscal year 2012 and 2013, Mr. Brown received his grant in restricted shares, half of which vest only if certain company performance targets are met.

Mr. Brown is also eligible to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

The Severance Agreement provides that if Mr. Brown's employment with the Company terminates by reason of Disability, by reason of the termination of Mr. Brown's employment by the Company for Cause, or by reason of the resignation of Mr. Brown other than for Good Reason, then Mr. Brown will be entitled to receive any accrued salary, any earned bonuses or compensation and any other entitlements earned by Mr. Brown or that otherwise are owed as of the date of termination to the extent not already paid. In the event that Mr. Brown's employment with the Company terminates by reason of death, then the Company shall pay to Mr. Brown's estate the same payments previously described and the Company shall also provide for immediate vesting in all outstanding stock options and restricted stock awards.

In the event that Mr. Brown's employment is terminated within one year after a Change in Control other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

Risk Assessment. In connection with the Company's overall enterprise risk assessment process described above, Company management and the Compensation Committee specifically reviewed the potential effects that the Company's compensation plans and programs might have on the Company. The Compensation Committee examined whether any program created an incentive for management to take excessive risk. The Compensation Committee concluded that there was no incentive to take excessive risk and that none of these plans or programs is likely to have a material adverse effect on the Company.

Conclusion. The Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Compensation Committee also believes that the Company's compensation programs provide motivation for executive officers to contribute to the Company's future success and balance both the short and long-term interests of our shareholders. The Compensation Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND PLAN
ADMINISTRATOR COMMITTEE

Patrick J. Byrne - Chairman
Jerry L. Calhoun
Richard P. Fox
Larry A. Kring
Lorenzo C. Lamadrid

Executive Compensation

Summary Compensation Table

The following table shows all fiscal year 2012 and, where applicable, 2011 and 2010 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer and the other three most highly paid executive officers based on total fiscal year 2012 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)

Charles M. Brown	2012	500,000		—	1,119,736	—	—	14,492	1,634,228
Principal Executive Officer	2011	468,278		—	841,912	—	—	10,374	1,320,564
	2010	426,930		—	898,785	—	—	19,700	1,345,415

Allen M. Hsieh	2012	262,038		—	117,365	—	—	13,065	392,468
Principal Financial Officer	2011	243,315		—	82,506	—	—	7,569	333,390
	2010	207,780		—	89,879	—	—	16,600	314,259

Richard A. LeBlanc	2012	266,036	(6)	—	109,427	—	—	14,470	389,933
Executive VP, Advanced	2011	261,842	(7)	—	79,882		—	11,150	352,874
Systems and Global Sales	2010	337,998	(8)	—	100,367	—	—	—	438,365

Charles D. Burnham	2012	225,014		—	100,780	—	—	10,255	336,049
Vice President,	2011	203,218		—	67,353	—	—	3,486	274,057
Global Marketing	2010	222,706	(9)	—	98,400	—	—	—	321,106

John S. Leness	2012	215,696		—	96,609	—	—	5,276	317,581
General Counsel and	2011	200,226		—	67,358	—	—	3,510	274,057
Corporate Secretary	2010	180,773		—	82,693	—	—	7,200	270,666
_________________________

(1)
The base salaries of all Flow executives had been reduced beginning in May, 2009 by 10% (Charles Brown, CEO, took a 5% reduction in March, and an additional 10% in May for a total 15% reduction) as recession countermeasures. Base salaries for executives were restored to pre-recession levels in October 2010, after the pay and benefits of other employees had first been restored. There were no upward adjustments to base salaries, except in cases (a) when an individual's responsibilities had changed, (b) in connection with a Company-wide 3% pay increase in April 2011, and (c) when separate automobile allowances were converted into salaries. Messrs. Burnham and LeBlanc were promoted to executive officers in 2010. In their previous positions, as sales managers, they received commissions based on revenue. As the Company's executives, Messrs. Burnham and LeBlanc are no longer eligible to receive commissions, but, as disclosed, earned commissions in fiscal years 2009-2012.

(2)
This column represents the aggregate grant date fair value of stock awards granted to each of the named executive officers in fiscal year 2012 and, where applicable, fiscal years 2011 and 2010, in accordance with ASC 718 - Compensation - Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 11 - Stock Based Compensation of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of our fiscal year 2012 Form 10-K. These aggregate grant date fair value of the awards granted does not correspond to the actual value that will be recognized by the named executive officers. Information regarding the shares of restricted stock granted to our named executive officers during fiscal year 2012 is set forth in the Grants of Plan-Based Awards Table.

(3)	This column represents the aggregate grant date fair value of stock options granted to each of the named executive officers. No stock options were granted in fiscal years 2010-2012.

(4)
For fiscal years 2012, 2011 and 2010, the financial goals set forth in the Short-Term Incentive and Profit Sharing Plans were not achieved and no payment was made under these plans. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, “Short-Term Incentive and Profit Sharing Plans”.

(5)
These amounts represents financial planning, automobile allowance, and 401(k) matching funds. The amount for fiscal year 2010 for Mr. Hsieh includes $10,000 paid for reimbursement for financial planning services.

(6)	This amount includes $16,036 commission.

(7)	This amount includes $34,671 commission.

(8)	This amount includes $42,350 commission.

(9)	This amount includes $61,220 commission.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal year 2012. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the Profit Sharing Plan discussed in the Compensation Discussion and Analysis section which was in effect in fiscal year 2012. In the columns described below as Estimated Future Payouts Under Equity Incentive Plan Awards, this table quantifies awards made to named executive officers under the Equity Incentive Plan (long-term compensation) discussed in the Compensation Discussion and Analysis section.

					All Other	All Other
					Stock	Option	Exercise
		Estimated Future			Awards:	Awards:	or Base	Grant Date
		Payouts Under		Estimated Future	number	Number of	Price of	Fair Value
		Non-Equity Incentive		Payouts Under Equity	of shares	Securities	Option	of Stock
		Plan Awards		Incentive Plan Awards	of stock	Underlying	Awards	and Option
	Grant	(1)		(2)	or units	Options	($/Sh)	Awards
Name	Date	Target($)	Maximum($)	Target(#)	(#)	(#)	(3)	(4)($)

Charles M. Brown	6/22/2011	350,000	700,000	276,478	—	—	—	1,119,736

Allen M. Hsieh	6/22/2011	117,917	235,834	28,979	—	—	—	117,365

Richard A. LeBlanc	6/22/2011	112,500	225,000	27,019	—	—	—	109,427

Charles D. Burnham	6/22/2011	90,006	180,011	24,884	—	—	—	100,780

John S. Leness	6/22/2011	86,278	172,557	23,854	—	—	—	96,609
____________

(1)
These columns show what the potential payout for each named executive officer was under the Profit Sharing Plan ("PSP") in fiscal year 2012, if the target, or maximum goals were satisfied for all performance measures. The potential payouts were performance-driven and therefore completely at risk. The payouts range from zero to two times the target bonus, depending on the degree of target achievement. However, as noted above, for fiscal year 2012, the financial goals were not achieved and no payment was made under this plan. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis section, above. A column for “threshold” payments under the PSP has been omitted because the PSP does not have a threshold payment feature.

(2)
This column represents awards of restricted stock granted in fiscal year 2012 to the named executive officers under the Equity Incentive Plan discussed in more detail in the “Long-Term Compensation” section of the Compensation Discussion and Analysis. A column for “threshold” and “maximum” payments under the Equity Incentive Plan has been omitted because the Equity Incentive Plan does not have a threshold or maximum award or payment feature.

(3)
This column shows the exercise price for the stock options granted pursuant to the Equity Incentive Plan, which was the closing market price of Company stock on the grant date indicated. No stock options were granted in fiscal year 2012.

(4)	This column shows the grant date fair value of restricted stock grants under ASC 718 - Compensation - Stock Compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option and restricted stock awards to the named executive officers as of April 30, 2012. This table includes unexercised and unvested option awards and unvested shares of restricted stock. Each equity grant is shown separately for each named executive officer. The option exercise price shown below reflects the closing market price of the Company's stock on the date of the grant. The market value of the restricted stock awards is based on the closing market price on April 30, 2012, which was $4.11. For additional information about the option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table.

	Option Awards						Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)

Charles M. Brown	—	—		—	—	—	6/22/2011	96,767	397,712
	—	—		—	—	—	6/22/2011	138,239	568,162
	—	—		—	—	—	6/29/2010	275,735	1,133,271
	—	—		—	—	—	6/24/2009	202,428	831,979
	5/7/2008	119,049	(2)	39,682	9.77	5/7/2018	—	—	—
	—	—		—	—	—	5/7/2008	24,015	98,702
	7/16/2007	200,000	(3)	—	11.40	7/16/2017	—	—	—

Allen M. Hsieh	—	—		—	—	—	6/22/2011	28,979	119,104
	—	—		—	—	—	6/29/2010	27,021	111,056
	—	—		—	—	—	6/23/2009	20,242	83,195

Richard A. LeBlanc	—	—		—	—	—	6/22/2011	27,019	111,048
	—	—		—	—	—	6/29/2010	26,162	107,526
	—	—		—	—	—	9/9/2009	10,000	41,100
	—	—		—	—	—	6/23/2009	11,524	47,364
	—	—		—	—	—	5/7/2008	3,750	15,413
	—	—		—	—	—	3/5/2008	583	2,396

Charles D. Burnham	—	—		—	—	—	6/22/2011	24,884	102,273
	—	—		—	—	—	6/29/2010	22,059	90,662
	—	—		—	—	—	9/9/2009	20,000	82,200
	—	—		—	—	—	3/5/2008	313	1,286

John S. Leness	—	—		—	—	—	6/22/2011	23,854	98,040
	—	—		—	—	—	6/29/2010	22,060	90,667
	—	—		—	—	—	6/23/2009	18,624	76,545
	—	—		—	—	—	5/7/2008	404	1,660
	5/7/2008	4,181	(4)	1,393	9.77	5/7/2018	—	—	—
____________

(1)	These stock awards vest in equal annual installments over a four-year period.

(2)	These options vest in equal annual installments over a four-year period.

(3)
These options were granted pursuant to Mr. Brown's employment agreement. These options vest in equal annual installments over a four-year period. An additional 50,000 options vested on July 16, 2009, the two-year anniversary date of the original grant. As of April 30, 2012, these options are fully vested.

(4)	These options vest in equal annual installments over a four-year period.

Option Exercises and Stock Vested

The following table provides information for the named executive officers on (1) stock option exercises during fiscal year 2012, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Charles M. Brown	—	—	217,142	741,698
Allen M. Hsieh	—	—	19,130	65,121
Richard A. LeBlanc	—	—	23,816	77,858
Charles D. Burnham	—	—	17,666	47,768
John S. Leness	—	—	17,070	58,391
____________

(1)	The dollar amount realized upon exercise would be calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the Company's equity compensation plans as of April 30, 2012:

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available
	Outstanding Options	Options	for Future Issuance

Equity Compensation Plans approved by security holders	388,168	$10.47	821,398
Equity Compensation Plans not approved by security holders	—	—	—

Total	388,168	$10.47	821,398

Potential Payments upon Termination or Change in Control

Except for our Chief Executive Officer, the Named Executive Officers do not have employment or severance agreements with the Company. However, the Company does have a policy that in the event a member of the senior management team (those reporting directly to the Chief Executive Officer) loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus in addition to any rights under the Company's 2005 Equity Incentive Plan with respect to acceleration of vesting of stock and options. Although the Company does not have a written policy, its practice has been, in the case of termination of a Named Executive Officer, to pay one year of salary.

Certain of the Named Executive Officers have unvested stock options and awards of restricted stock under the Company's 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these arrangements and does not attempt to describe all aspects of the arrangements.

On September 21, 2010, the Company and Charles M. Brown, the Company's President and Chief Executive Officer entered into a Severance Agreement (the “Severance Agreement”) to replace the Employment Agreement dated July 3, 2007, as amended on May 15, 2008, (the “Employment Agreement”) that was originally entered into when Mr. Brown joined the Company.

The Employment Agreement provided for a fixed term of employment. The Company and Mr. Brown desire that Mr. Brown continue his employment relationship with the Company on an at-will basis and without a definite term. Accordingly, the Employment Agreement was terminated and the Company and Mr. Brown entered into the Severance Agreement, which provides for severance payments that are substantially similar to what was provided for in the Employment Agreement.

The Severance Agreement provides that if Mr. Brown's employment with the Company terminates by reason of Disability, by reason of the termination of Mr. Brown's employment by the Company for Cause, or by reason of the resignation of Mr. Brown other than for Good Reason, then Mr. Brown will be entitled to receive his salary, any earned bonuses or compensation and any other entitlements earned by Mr. Brown or that otherwise are owed as of the date of termination to the extent not already paid. In the event that Mr. Brown's employment with the Company terminates by reason of death, then the Company shall pay to Mr. Brown the same payments previously described and the Company shall also provide for immediate vesting in all outstanding stock options and restricted stock awards. In the event of a Change in Control, our Chief Executive Officer will be generally be entitled to receive, in addition to the accrued payments described in the preceding paragraph, (i) two years of Mr. Brown's then-current Base Salary, (ii) the average of the two most recent Bonuses paid to Mr. Brown (one or both of which may be zero), (iii) reimbursement for two years of premiums for life, hospitalization and disability insurance plan coverage, (iv) immediate vesting in all outstanding stock options and restricted stock awards and (v) outplacement services from a third party outplacement service provider in an amount not to exceed $20,000.

There is a table below showing the potential payments the Named Executive Officers could have received under these arrangements in connection with a Change in Control if it would have occurred on April 30, 2012, the last day of the Company's fiscal year.

There is also presented a table showing the potential payments and benefits the Chief Executive Officer could receive in various termination and Change in Control scenarios if such events occurred on April 30, 2012, the last day of the Company's fiscal year. Some of the termination scenarios presented for the Chief Executive Officer depend on whether the termination involves “Cause,” “Good Reason” and “Disability” as those terms are defined in the Severance agreement between the Chief Executive Officer and the Company.

Acceleration of Stock Award Vesting

The Company's 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i) Approval by the holders of the Company's Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(ii) Approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary of the Company; or

(iii) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

Estimated Payments on Change in Control for Named Executive Officers (other than CEO)
(as of April 30, 2012)

Name	Payments upon Termination by Company without Cause in Connection with a Change in Control $(1)	Stock Option Vesting in Connection with a Change in Control(2)	Restricted Stock Vesting in Connection with a Change in Control(3)
Allen M. Hsieh, Principal Financial Officer	379,955	—	313,355
Richard A. LeBlanc, EVP, Advanced Systems and Global Sales	362,500	—	324,846
Charles D. Burnham, VP, Global Marketing	315,020	—	276,422
John S. Leness, General Counsel and Corporate Secretary	301,974	—	266,912
____________

(1)
Represents payment of one year of salary plus the target Profit Sharing Plan award from the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table.

(2)
The exercise prices of all options were greater than the closing price of the common stock on the last trading day of the 2012 fiscal year (April 30, 2012), which was $4.11. See “Outstanding Equity Awards at Fiscal Year-End” table.

(3)
Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control (as defined in 2005 Equity Incentive Plan) multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2012 fiscal year, which was $4.11. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

Estimated Payments upon Termination or Change in Control for CEO
(as of April 30, 2012)

Name	Payments upon Resignation with Good Reason or Termination w/out Cause or due to Change in Control $ (1)	Cash Severance upon Termination by Death, Disability, by the Company for Cause or Resignation without Good Reason $(2)	Payments in Connection with Termination for Death, Termination by Company without Cause or by CEO with Good reason, or Change in Control(3)	Restricted Stock Vesting in Connection with Termination for Death, Termination by Company without Cause or by CEO with Good reason, or Change in Control $(4)

Charles M. Brown, Principal Executive Officer	1,869,245	—	—	3,029,826
____________

(1)
Represents payment of 24 months of base salary or $500,000 plus two years of Mr. Brown's FY2008 Short-Term Incentive Plan bonus of $403,855. With respect to the bonus, Mr. Brown's Severance Agreement provide that in the event of resignation with Good Reason, or Termination without Cause not related to a Change in Control, Mr. Brown would be entitled to receive the average of the two most recent Bonuses paid to Mr. Brown (one or both of which may be zero). Since his fiscal year 2012 bonus would not have been paid should this triggering event have happened on April 30, 2012, and his fiscal year 2011 and 2010 bonuses were not paid, the only bonus he would have received would have been his fiscal year 2008 bonus, so that is the bonus used in this hypothetical scenario. This amount also includes a payment of $34,423 for 24 months of COBRA health insurance premiums and a $20,000 outplacement services payment per his Severance Agreement.

(2)
In this scenario, per his Severance Agreement, Mr. Brown would be entitled to receive the bonus earned at the date of the triggering event. As discussed in the “Compensation Discussion and Analysis” section, in fiscal year 2012, the Company financial goals were not achieved and no payouts were made pursuant to the Profit Sharing Plan, so if there was a triggering event on April 30, 2012, the bonus earned would have been zero.

(3)
The exercise prices of all of the options were greater than the closing price of the common stock on the last trading day of the 2012 fiscal year (April 30, 2012), which was $4.11. See “Outstanding Equity Awards at Fiscal Year-End” table.

(4)
Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of Termination by the Company for Death or without Cause or termination by the CEO with Good Reason, or a Change Control multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2012 fiscal year, which was $4.11. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Proxy Proposal Number 3 -- RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2013. Services provided to the Company and its subsidiaries by Deloitte in fiscal year 2012 and 2011 are described under “Fees to Independent Registered Public Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders' rejection and reconsider the appointment.

The Board of Directors Recommends a Vote
“FOR” the Ratification of the Appointment of
Deloitte & Touche LLP as the Company's
Independent Registered Public Accounting Firm

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to answer shareholders' questions and will have the opportunity to make a statement if they so desire.

Fees to Independent Registered Public Accounting Firms

The following table presents fees for audit services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), the independent registered public accounting firm for the audit of the Company's annual consolidated financial statements for the years ended April 30, 2012 and 2011, and fees billed for other services rendered by the independent auditor during the same periods.

	Deloitte Entities 2012	Deloitte Entities 2011
Audit Fees(1)	$1,345,000	$1,496,000
Audit-Related Fees(2)	—	$14,200
Tax Fees(3)	$10,700	$15,000
All Other Fees(4)	$5,000	$5,000
Total	$1,360,700	$1,530,200
____________

(1)
Fees for audit services billed or expected to be billed relating to fiscal years 2012 and 2011 consisted of: (a) audit of the Company's annual financial statements, (b) reviews of the Company's quarterly financial statements, statutory and regulatory audits, and (c) audit of the Company's internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective control over financial reporting was maintained in all material respects.

(2)	Audit-related fees represent fees for consents and other services, related to Security and Exchange Commission (“SEC”) matters.

(3)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

(4)
All other fees represent the aggregate fees paid for products and services that are not included in the “Audit Fees,” “Audit-Related Fees” and “Tax Fees” sections. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm's independence.

Report of the Audit Committee

The undersigned members of the Audit Committee oversee the Company's corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management of the Company is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management of the Company and the independent registered public accounting firm the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management including the matters in the written report provided to the Audit Committee as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. Also, the Company's internal auditor has an indirect reporting line to the Audit Committee and meets at least quarterly with the Audit Committee in executive session

The Audit Committee reviewed and discussed the Company's assessment of its internal control over financial reporting with management and the independent registered public accounting firm. In addition, the Audit Committee discussed all significant deficiencies identified with respect to the Company's internal control over financial reporting, and elicited recommendations for the improvement of the Company's internal control over financial reporting with management and the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements included in the Company's Annual Report on Form 10-K for fiscal year 2012.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that three members of the Audit Committee, Bradley D. Tilden, Richard P. Fox, and Larry A. Kring, are qualified as audit committee financial experts.

AUDIT COMMITTEE

Bradley D. Tilden - Chairman
Richard P. Fox
Robert S. Jaffe
Larry A. Kring

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company's independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm's independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members, and has so delegated to the Chairman of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to Management. For the fiscal year ended April 30, 2012, all services provided by the Company's independent registered public accounting firm have been subject to pre-approval by the Audit Committee.

SHAREHOLDER COMMUNICATION WITH
THE BOARD OF DIRECTORS

Although the Company has not developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board's and the Company's shareholders' needs. There is no screening process, and all shareholder communications that are received by officers for the Board's attention are forwarded to the Board. Unless any other procedures are developed and posted on the Company's corporate website, any communication to the Board should be mailed to the Board, in care of the Company's Corporate Secretary, at the Company's headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a professional conduct policy, which it refers to as the “Guide to Ethical Conduct.” The Guide to Ethical Conduct has been translated into 9 different languages. All of the Company's employees worldwide have received a copy of, and have been trained on the Guide to Ethical Conduct. The Company conducts annual refresher training on the Guide to Ethical Conduct. The Guide to Ethical Conduct is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Guide to Ethical Conduct applies to all of the Company's directors and employees, including its principal executive officer, principal financial officer and the principal accounting officer. The professional conduct policy is posted on the Company's corporate website at http://www.flowwaterjet.com/en/investors/corporate-governance.aspx.

The Company intends to disclose any amendments to the professional conduct policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the professional conduct policy for the Company's executive officers, on the corporate website at http://www.flowwaterjet.com. Information on the Company's website, however, does not form a part of this Proxy Statement.

FORM 10-K AND FINANCIAL STATEMENTS

The Company's annual report to the SEC on Form 10-K, including financial statements and schedule, for the most recent fiscal year, accompanies this Proxy Statement. Additional copies, including Exhibits to the Form 10-K may be obtained by downloading from the Company's website at site at http://www.flowwaterjet.com - select the “Investor Relations” link and then the “Reports” link.

Certain Relationships and Related Transactions

The Company's written Guide to Ethical Conduct, described above, requires that all conflicts of interest be disclosed to the human resources or legal departments. Conflicts of interest are reviewed by the Company's Vice President Human Resources and the Company's General Counsel to determine an appropriate course of action. Potential conflict of interest transactions required to be disclosed under the SEC's related persons transaction disclosure rules are further reviewed by the Board's Chair.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Charles M. Brown
President and CEO

FLOW INTERNATIONAL CORPORATION

28294

▼ FOLD AND DETACH HERE ▼

Proposal 1 - Election of Directors

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote **FOR** the nominees for Directors to serve until the 2015 Annual Meeting of Shareholders.

	FOR	AGAINST	ABSTAIN
1.1 Jerry L. Calhoun	☐	☐	☐
1.2 Richard P. Fox	☐	☐	☐
1.3 Lorenzo C. Lamadrid	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 2 - Advisory, non-binding, vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote **FOR** approval, on an advisory basis, of executive compensation.

Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ______________

You can now access your Flow International Corporation account online.

Access your Flow International Corporation account online via The Investor ServiceDirect™ Website (ISD).

The transfer agent for Flow International Corporation now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.cpushareownerservices.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

The Investor ServiceDirect™ Website
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: **http://shareowner.mobular.net/shareowner/flow.**

▼ FOLD AND DETACH HERE ▼

SOLICITED BY THE BOARD OF DIRECTORS
FLOW INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 13, 2012

The undersigned hereby appoints Charles M. Brown and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at The Drake Hotel, 140 East Walton Place, Chicago, IL 60611, on September 13, 2012, at 10:00 a.m. local time, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

If this Proxy is executed by you without indicating voting instructions then it will be deemed to grant authority to vote FOR the nominees for director, FOR approval, by advisory vote, of executive compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

Address Change/Comments **(Mark the corresponding box on the reverse side)**

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

28294